Exhibit 10.2
MUELLER INDUSTRIES, INC.
AMENDMENT NO. 2 TO AMENDED AND RESTATED
 EMPLOYMENT AGREEMENT
This Amendment No. 2 (this "Amendment") to the Amended and Restated Employment Agreement (the "Employment Agreement"), dated October 30, 2008, and amended as of February 14, 2013, by and between Mueller Industries, Inc. (the "Company") and Gregory L. Christopher (the "Executive") is entered into as of this 26th day of July 2016, to be effective as of the date hereof.
WHEREAS, the Company and the Executive are parties to the Employment Agreement; and
WHEREAS, each of the Company and the Executive wish to amend the Employment Agreement.
NOW, THEREFORE, the Employment Agreement is hereby amended as follows (with terms not otherwise defined in this Amendment having the same meaning as set forth in the Employment Agreement):
1. Amendments to the Employment Agreement.
a. The second sentence of Section 4(c) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
"In such event, (i) subject to achievement of the applicable performance objectives for the year in which such termination occurs, Executive shall receive payment of the Bonus that would otherwise have been earned in respect of the year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such year, to be paid at the same time it would otherwise be paid to Executive had no termination occurred, but in no event later than one day prior to the date that is two and one-half (2 1/2) months following the last day of the fiscal year to which the Bonus relates, (ii) the Executive shall continue to receive (1) his then current Base Salary, payable in accordance with Section 3 hereof as if his employment had continued for the remainder of the Employment Period and (2) an annual amount for each year remaining in the Employment Period equal to the greater of (x) the target Bonus for the year in which such termination occurs and (y) the target Bonus for the year immediately preceding the year in which such termination occurs, in each case, as established by the Employer for such year, with the first such amount to be paid in the year following the year in which such termination occurs, such amount to be paid in the normal course at the time other executive bonuses are normally paid, but in no event later than December 31 of such year, and each subsequent amount to be paid on a yearly basis thereafter, but in no event later than December 31 of each such year, and (iii) all of the outstanding unvested Employer stock options then held by Executive shall immediately vest and become exercisable upon such notice."
b. Clause (x) of Section 4(g)(i)(3) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
"(x) the greater of (A) the target Bonus for the year in which such termination occurs and (B) the target Bonus for the year immediately preceding the year in which such termination occurs, in each case, as established by the Employer for such year, multiplied by".
2. Ratification and Confirmation.  To the extent not amended hereby, the Employment Agreement is hereby ratified and confirmed in all respects and shall continue with full force and effect in accordance with its terms.
3. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Tennessee, without reference to principles of conflict of laws.
4. Headings.  Section headings are for convenience only and shall not be considered a part of this Amendment.
IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.

EXECUTIVE
/s/Gregory L. Christopher
Gregory L. Christopher

Chief Executive Officer

MUELLER INDUSTRIES, INC.
 By: /s/Gary C. Wilkerson
Gary C. Wilkerson
Title:  Vice President, General Counsel and Secretary